Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on February 3, 2010
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2009 Earnings

Branchville, NJ – February 3, 2010 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2009.  Net income for the year was $0.68 per diluted share and operating income for the year was $1.39 per diluted share.  For the quarter, net income per diluted share was $0.38 and operating income was $0.47.

“In 2009, our underwriting performance was solid with a GAAP combined ratio of 99.8% and a statutory combined ratio of 100.5%,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Most important is the success we achieved in both Personal Lines and Commercial Lines renewal pricing.

“For the year, Commercial Lines renewal pure price turned positive, a trend that continued through January 2010.  We thank our committed agents and our inside underwriting staff for this success on a targeted portion of our book of business.

“For 2009, our net premiums written declined by 5% due to return audit and endorsement premium of $73 million.  For the most part, the return premium reflected reduced exposure on currently active customers due to the poor economic conditions.  Overall, Commercial Lines new business premium was flat at $266 million and total policy count increased by 3%.  In Personal Lines, new business was up 27% to $55 million and we increased our total policy count by 11%,” continued Murphy.

“We took several steps to reduce the risk in our investment portfolio this year,” said Murphy.  “In addition to risk reductions, we had steady income improvements from our alternative investment portfolio as equity and credit markets improved in the latter half of the year.”

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Stockholders’ equity was up 13% to $1.0 billion and book value per share increased 12% to $18.83.  Statutory surplus levels rebounded in the second half of the year resulting in an 11% increase in 2009 to $982 million.

2009 Year-End Highlights
-	Net income was $36.4 million, or $0.68 per diluted share
-	Loss from discontinued operations was $8.3 million, or $0.15 per diluted share
-	Operating income[i] was $74.5 million, or $1.39 per diluted share
-	Combined ratio: GAAP: 99.8% compared to 100.0% in 2008; Statutory: 100.5% compared to 99.2% in 2008
-	Favorable statutory reserve development totaled $29 million compared to $18 million in 2008
-	Total net premiums written (NPW) were $1.4 billion
o	Commercial lines NPW were $1.2 billion
o	Personal lines NPW were $227.9 million
-	Catastrophe losses were $5.5 million, after tax
-	Investment income, after-tax, was $95.7 million
-	Total revenue was $1.5 billion compared to $1.6 billion in 2008

2009 Fourth Quarter Highlights
-	Net income of $20.6 million, or $0.38 per diluted share
-	Operating income was $25.3 million, or $0.47 per diluted share
-	Combined ratio: GAAP: 100.2% compared to 100.4% in 2008; Statutory: 103.7% compared to 102.7% in 2008
-	Favorable statutory reserve development totaled $11 million compared to $9 million in 2008
-	Total NPW were $304.9 million
o	Commercial lines NPW were $248.3 million
o	Personal lines NPW were $56.6 million
-	There were no catastrophe losses
-	Investment income, after tax, was $30.3 million
-	Total revenue was $389.8 million compared to $356.9 million

Net realized losses, after tax, totaled $29.9 million for the year, including $36.0 million of non-cash, after-tax, other-than-temporary impairment write-downs.

“Our high-tech, high-touch business model continues to serve us well as evidenced by the results of our 2009 agency survey.  Despite tighter underwriting discipline and pushing for positive pricing, our overall satisfaction score remained 8.5 out of 10,” said Murphy.  “Our field model and superior technology make it easy to do business with us.  We want to be our agents’ partner of choice.”

Balance Sheet and Guidance
At December 31, 2009, Selective’s assets were up 3% for the year to $5.1 billion, including $3.8 billion in the company’s investment portfolio which increased 7% compared to December 31, 2008.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable March 1, 2010 to stockholders of record as of February 12, 2010.

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The following financial guidance is provided for 2010:
•	Full year combined ratios of approximately 101.5% on both a GAAP and statutory basis;
•	Combined ratios do not include any assumptions for reserve development, favorable or unfavorable;
•	Catastrophe loss expectations of approximately 1.6 points on the combined ratio; and
•	Weighted average shares at year-end 2010 are expected to be approximately 54 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on February 4, 2010 at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 5, 2010.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

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•	difficult conditions in global capital markets and the economy;
•	continued deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2009	2008
Net premiums written	$304,891	308,651
Net premiums earned	352,957	368,838
Net investment income earned	39,801	18,517
Net realized losses	(5,668)	(30,313)
Total revenues	389,802	356,944

Operating income	25,327	7,524
Net realized losses, net of tax	(3,683)	(19,703)
Loss from discontinued operations, net of tax	(1,064)	(2,209)
Net income (loss)	$20,580	(14,388)

Statutory combined ratio	103.7%	102.7%
GAAP combined ratio	100.2%	100.4%

Operating income per diluted share	$0.47	0.14
Net income (loss) per diluted share	0.38	(0.28)
Weighted average diluted shares	53,639	51,948
Book value per share	$18.83	16.84

12 months ended December 31:	2009	2008
Net premiums written	$1,422,655	1,492,738
Net premiums earned	1,431,047	1,504,187
Net investment income earned	118,471	131,032
Net realized losses	(45,970)	(49,452)
Total revenues	1,514,018	1,589,939

Operating income	74,538	76,245
Net realized losses, net of tax	(29,880)	(32,144)
Loss from discontinued operations, net of tax	(8,260)	(343)
Net income	$36,398	43,758

Statutory combined ratio	100.5%	99.2%
GAAP combined ratio	99.8%	100.0%

Operating income per diluted share	$1.39	1.43
Net income per diluted share	0.68	0.82
Weighted average diluted shares	53,397	53,319
Book value per share	$18.83	16.84

*All amounts included in this release exclude intercompany transactions.